INFINITY CROSS BORDER ACQUISITION CORPORATION

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Sent via electronic delivery (una.hahn@nasdaqomx.com)

March 26, 2014

Una Hahn

The NASDAQ OMX Group

805 Kings Farm Boulevard

Rockville, MD 20850

Re:	Infinity Cross Border Acquisition Corporation (Symbol: INXB)

Dear Ms. Hahn:

Thank you for the opportunity to demonstrate Infinity Cross Border Acquisition Corporation’s (“we,” “our,” “Infinity ” or the “Company”) ability to regain and maintain compliance with the minimum 300 round lot public holders requirement for continued listing set forth in Listing Rule 5550(a)(3). We have set forth below our Plan of Compliance, in which we address the events leading to our deficiency, the manner in which we are addressing the deficiency and the specific timeline within which we intend cure the deficiency.

Summary of Events Leading to Deficiency

Company History

We were formed in April 2011 pursuant to the laws of the British Virgin Islands business for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. All of our activities through July 25, 2012 related to our formation and our initial public offering (“IPO”). On July 25, 2012, we consummated our offering of 5,000,000 units (the “Units”), each unit (a “Unit”) consisting of one ordinary share, no par value per share (the “Ordinary Shares”), and a warrant (a “Warrant”) to purchase one Ordinary Share, pursuant to the registration statement on Form S-1 as amended on Form F-1 (File No. 333-173575) (the “Registration Statement”) which was declared effective on July 19, 2012. The Units were sold at an offering price of $8.00 per unit, generating gross proceeds of $40,000,000. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units, which were sold at an offering price of $8.00 per Unit, generating gross proceeds of $6,000,000. Simultaneously with the closing of the offering and the closing of the over-allotment, the Company closed a private placement (the “Private Placement”) where it sold an aggregate of 4,381,818 Warrants to the Company’s sponsors and IPO underwriters. Of the proceeds from the IPO, the sale of the over-allotment Units and the Private Placement, a total of $46,000,000 (or $8.00 per public share) was initially placed in a trust account established for the benefit of the Company’s public shareholders. From the consummation of our IPO until January 8, 2014, we had been investigating prospective target businesses with which to consummate our initial business combination.

Una Hahn

March 26, 2014

On July 20, 2012, our Units commenced trading on the Nasdaq Capital Market under the symbol INXBU. On September 20, 2012, our Units were separated and our ordinary shares and warrants began to trade on the Nasdaq Capital Market under the symbols INXB and INXBW, respectively.

On January 8, 2014, we, Glori Acquisition Corp., our wholly owned subsidiary (“Infinity Acquisition”), Glori Merger Subsidiary, Inc., a wholly owned subsidiary of Infinity Acquisition (“Merger Sub”), Infinity-C.S.V.C. Management Ltd. in its capacity as the INXB Representative, and Glori Energy Inc., a Delaware corporation (“Glori”), entered into a Merger and Share Exchange Agreement, as amended on February 20, 2014 (the “Merger Agreement”). Pursuant to the Merger Agreement, we will merge with and into Infinity Acquisition, a Delaware corporation, with Infinity Acquisition surviving the merger (the “Redomestication”). Immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub merging with and into Glori, with Glori continuing as the surviving entity (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”). In the Redomestication, our outstanding equity securities will be cancelled and the holders of our equity securities will receive substantially identical securities of Infinity Acquisition. In the Transaction Merger, the outstanding shares of capital stock and warrants of Glori will be cancelled in exchange for the right to receive in the aggregate 23,584,557 shares of common stock of Infinity Acquisition, subject to the amount withheld for escrow.

Glori is a technology focused energy company that deploys its proprietary biotechnology to facilitate the secondary production of oil at less than $10 per barrel. Only one third of discovered oil is typically recovered during the life of an oilfield, as recovery of the remaining two thirds of oil is not economically viable with current technology. By activating in-situ microbiology within the reservoir, Glori can efficiently produce a portion of this remaining oil. Glori acquires, owns and operates mature oilfields into which it applies its AERO System technology and additionally is deploying its technology in a range of different geographies and geologies for E&P clients.

On January 10, 2014, we commenced a tender offer pursuant to our organizational documents (the “Tender Offer”) in connection with the Business Combination. In the Tender Offer, we have offered to purchase up to 4,750,000 shares of our issued and outstanding common stock for $8.00 per share. Our board of directors formally recommended that our shareholders not tender their shares to the Company in the Offer. The Offer is set to expire on April 10, 2014, subject to any further extensions.

Shareholder Details

Our IPO underwriters indicated to us that there were 300 round lot holders upon the consummation of the IPO. On February 21, 2014, pursuant to your request, we sent you NOBO and Mediant lists of our beneficial shareholders as of February 11, 2014. We subsequently advised you that we received a report of registered holders from Continental Stock Transfer and Trust Company, our transfer agent. These reports indicated that we had an aggregate of 154 round lot holders of our ordinary shares.

Una Hahn

March 26, 2014

Plan of Compliance

In order to continue listing our shares on the Nasdaq Capital Market, we must achieve and maintain a shareholder base of 300 round lot holders pursuant to Listing Rule 5550(a)(3). We believe, for the reasons set forth below, that we will regain compliance with this rule in the near future.

First, as noted above, in connection with the Business Combination, Glori’s outstanding shares and warrants will be cancelled in exchange for the right to receive our shares. Glori has advised us that they have approximately twenty-seven shareholders and warrantholders, who will all become Infinity shareholders in connection with the Business Combination. Accordingly, upon the consummation of the Business Combination, which we anticipate will be consummated in mid-April, our shareholder base will immediately increase by a minimum of twenty-seven shareholders. Furthermore, we have been advised by Glori that certain of its existing investment fund shareholders intend to distribute or cause to be distributed a portion of the shares they receive from Infinity in the Business Combination to their limited partners or other affiliates. Glori expects that such allocations will add between sixty to one hundred new shareholders for the combined company.

Second, on January 7, 2014, Infinity and Infinity Acquisition entered into a share purchase agreement with certain investors who agreed to purchase between $8.5 million and $25.0 million of shares of Infinity Acquisition (the “PIPE Investment”). The PIPE Investment will be consummated simultaneously with the closing of the Business Combination. Approximately twenty persons (fifteen of whom are not existing shareholders) will be purchasing shares in the PIPE Investment. Accordingly, upon the consummation of the PIPE Investment, our shareholder base will increase by an additional fifteen shareholders.

Third, in connection with the Tender Offer, we and our financial advisors (including Maxim Group, RW Baird and EarlyBirdCapital, Inc.) have commenced marketing the Business Combination to existing and new potential investors once we have filed an updated registration statement and investor presentation with the SEC. We and our financial advisors have and will conduct dozens of meetings with interested fundamental gas and oil investors as well as to a number of interested energy technology and oil and gas institutional investors and large and mid-market investment banks. We expect that these meetings will result in significant investor interest in our shares and that these investors will immediately start purchasing shares from existing investors, thereby increasing our shareholder base.

Fourth, in the event we need to further augment our shareholder base, we will confer with our financial advisers about conducting a significant equity financing after the consummation of the Business Combination, which we would expect to contain a retail shareholder component. We expect such financing will allow us to further broaden our shareholder base to the required level.

Proposed Timeline to Cure Deficiency

Our goal is to meet the 300 round lot holder requirement as soon as possible, but no later than August 24, 2014 (the maximum time allowed under the Nasdaq rules and regulations). This timetable would also give us sufficient time to market the Business Combination, consummate the Business Combination and the PIPE Investment, and, if necessary, secure the follow-on equity financing discussed above.

Una Hahn

March 26, 2014

Conclusion

We respectfully request an extension for the maximum time permissible under the listing rules to regain compliance. We believe the Plan of Compliance described above will enable us to regain compliance with the round lot holder requirement. We thank the Staff in advance for its consideration of the Plan of Compliance. Should you have any questions concerning the foregoing, please contact our counsel, Stuart Neuhauser, Esq. or Joshua Englard, Esq. at (212) 370-1300.

Sincerely,

/s/ Mark Chess

Mark Chess
Executive Vice President